ROWAN COMPANIES, INC. OFFSHORE RIG FLEET AND CONTRACT STATUS As of January 21, 2011

OFFSHORE RIGS							Contract Status
			Depth (feet)		Year in			Day Rate	Estimated
Name		Class	Water	Drilling	Service	Location	Customer	(in thousands)	Duration	Comments ($ in thousands)
Cantilever Jack-up Rigs:
Rowan EXL IV		S116-E	350	35,000	2012		Available			Rig is under construction with delivery expected in January 2012.
Joe Douglas		240-C	375	35,000	2011	Gulf of Mexico	McMoRan
Rig is under construction with delivery expected in September 2011.
Received a verbal commitment from McMoRan for one ultra deep gas well in Gulf of Mexico (approximately one  year) at a day rate in the low 180s.

Rowan Norway	*	N-Class	400	35,000	2011	UK North Sea	Xcite Energy	Low 250s	June 2012
Rig is under construction with delivery expected in June 2011.  Received LOI for approximately 240 days.   LOI provides for a termination fee of $4 million payable by the customer in the event it does not enter into  the drilling contract by January 31, 2011.  Customer is required to provide security in the amount of  $30 million for the first 120 days of the contract term by January 31, 2011.  Customer is also required to  provide additional security in the amount of $30 million for the second 120 days of the contract term by  January 31, 2011.  Customer may reduce the contract term to 120 days, in which event it will be required  to increase the security from $30 million to $33.6 million and day rate is increased to low 280s .

Rowan EXL III		S116-E	350	35,000	2011	Gulf of Mexico	McMoRan
Received a verbal commitment from McMoRan for one ultra deep gas well in Gulf of Mexico (approximately one  year) at a day rate in the low 140s.
Rig delivered in December 2010 and will begin receiving standby rate in the low 80s commencing in late January 2011 while waiting on McMoRan to secure a drilling permit.

Rowan Stavanger	*	N-Class	400	35,000	2011	North Sea	Talisman Norway	Low 300s	August 2011
Rig is under construction with delivery expected in January 2011.
Rig received an LOI for approximately 90 to 120 days for accommodation work in the Norwegian Sector of the North Sea. Commencement date is expected to occur between May and August 2011 upon  receipt of Norwegian regulatory approval.

Rowan Viking	*	N-Class	400	35,000	2011	UK North Sea	Total UK			Rig received an LOI from Total UK for approximately nineteen months commencing in March 2011 at day rate in the low 220s. Rig is in the shipyard undergoing modifications for Total UK.
Rowan EXL II		S116-E	350	35,000	2011	Trinidad	BP Trinidad	Mid 130s	January 2014	Rig is expected to commence operations in late January 2011.
Rowan EXL I		S116-E	350	35,000	2010	Gulf of Mexico	McMoRan	Low 140s	July 2011
Ralph Coffman		240-C	375	35,000	2009	Gulf of Mexico	McMoRan	Low 180s	March 2011
						Middle East	Saudi Aramco	Low 220s	June 2014	Rig is expected to depart GOM in Q2 2011 and commence operations on three-year contract commencing in Q3 2011.
J.P. Bussell		225-C	300	35,000	2008	Egypt	Available			Rig was idle for 9 days during the month of December 2010.
Rowan-Mississippi		240-C	375	35,000	2008	Gulf of Mexico	McMoRan	Low 180s	March 2011	Received a verbal commitment from McMoRan for one additional ultra deep gas well in the Gulf of Mexico (approximately one year) at a day rate in the low 180's commencing March 2011.
Hank Boswell		225-C	300	35,000	2006	Middle East	Saudi Aramco	Low 190s	March 2011
Bob Keller		225-C	300	35,000	2005	Middle East	Saudi Aramco	Low 180s	May 2011
Scooter Yeargain		225-C	300	35,000	2004	Middle East	Saudi Aramco	Low 190s	March 2011
Bob Palmer		224-C	550	35,000	2003	Middle East	Saudi Aramco	Mid 270s	April 2014
Rig is in the shipyard in the Middle East undergoing modifications/upgrades for Saudi Aramco before commencing  operations on three-year contract in early Q2 2011.  Rig was idle during the month of December 2010.

Rowan Gorilla VII		219-C	400	35,000	2002	UK North Sea	Apache	Low 180s	May 2012
Rowan Gorilla VI		219-C	400	35,000	2000	UK North Sea	BG	Low 200s	July 2011
Rowan Gorilla V		219-C	400	35,000	1998	UK North Sea	Total	Low 160s	February 2011
								Low 180s	February 2012
								Mid 200s	February 2013
Rowan Gorilla IV		200-C	450	35,000	1986	Mexico	PEMEX	Mid 120s	July 2011	The day rate reprices every three months based on an index of jack-up rates. The day rate reflects Rig's repricing at the end of October 2010.
Rowan Gorilla III		200-C	450	30,000	1984	Gulf of Mexico	Available			Rig is en route to the Gulf of Mexico and expected to arrive late January 2011. Rig was idle during the month of December 2010.
Rowan Gorilla II		200-C	350	30,000	1984	Gulf of Mexico	Apache	Low 110s	April 2011
Rowan-California		116-C	300	30,000	1983	Middle East	Wintershall	Mid 70s	November 2011
Cecil Provine		116-C	300	30,000	1982	Gulf of Mexico	Apache	Mid 60s	February 2011
Gilbert Rowe		116-C	350	30,000	1981	Middle East	Maersk	Mid 70s	March 2011
Arch Rowan		116-C	350	30,000	1981	Middle East	Available			Rig is in the shipyard for general maintenance and upgrades and was in the shipyard during the month of December 2010.
Charles Rowan		116-C	350	30,000	1981	Middle East	Available			Rig is in the shipyard for general maintenance and upgrades and was in the shipyard during the month of December 2010.
Rowan-Paris		116-C	350	30,000	1980	Middle East	Maersk	Mid 70s	March 2011
Rowan-Middletown		116-C	350	30,000	1980	Middle East	Available			Rig is in the shipyard for general maintenance and upgrades and was in the shipyard during the month of December 2010.
Conventional Jack-up Rigs:
Rowan-Juneau		116	250	30,000	1977	Gulf of Mexico	Available			Rig was idle during the month of December 2010.
Rowan-Alaska		84	350	30,000	1975	Gulf of Mexico	Available			Rig was idle during the month of December 2010.
Rowan-Louisiana		84	350	30,000	1975	Gulf of Mexico	Available			Rig released from McMoRan commitment. Rig was idle during the month of December 2010.

"*" Denotes Keppel unit design currently under construction at Keppel FELS shipyard in Singapore.  Rig Class denotes LeTourneau, Inc. hull number. 200-C is a Gorilla class unit designed for extreme hostile environment capability. 219-C is a Super Gorilla class unit, an enhanced version of the Gorilla class, and 224-C is a Super Gorilla XL design.  225-C is a Tarzan Class unit.  240-C is LeTourneau's latest jack-up design.  Estimated contract durations reflect either stated drilling periods or expected time required for the contracted well or wells. Rowan EXL is an enhanced version of the Super 116E class.  Unless otherwise indicated, all day rates include estimated amortization of contract mobilization/modification revenues.

ROWAN HEREBY ADVISES THAT THE TABLE SET FORTH ABOVE MAY CONTAIN INACCURATE, INCOMPLETE AND/OR INCORRECT INFORMATION AND IS SUBJECT TO CHANGE AT ANY TIME.  THE INFORMATION SHOULD NOT BE RELIED UPON FOR ANY PURPOSE, AND ROWAN HEREBY DISCLAIMS ANY LIABILITY RELATING TO THE USE OF THE INFORMATION SET FORTH ABOVE.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Relevant factors have been disclosed in the Company's filings with the U. S. Securities and Exchange Commission.

Revisions to Fleet Status Report Noted in Bold